Oppenheimer Main Street Select Fund
NSAR Exhibit - Item 77Q(1)(a)

The Amended & Restated By-Laws, as amended and restated through 10/24/00, revised as of 11/1/10 of Oppenheimer Main Street Select Fund, Accession Number 0000728889-11-001464, filed with the SEC 11/23/2011, are hereby incorporated by reference in response to Item 77Q of the Registrant’s Form N-SAR.